EXHIBIT 10.2

Form of Award Agreement

TO:

FROM:

DATE:                                July 20, 2009

SUBJECT:                      Executive Performance Share Program

We are pleased to announce the Executive Performance Share Program (EPSP).  Under this program you will earn a stock award if the Company meets or exceeds its operating profit goal for Fiscal ‘10.  This is a special program for our most senior managers in the Company and you have been selected since you can significantly influence the attainment of our corporate goals.

You have been granted a target award of ______ performance share units under this program for the performance cycle which runs from February 1, 2009 through the end of the fiscal year or through January 31, 2010.  If we achieve our target operating profit for fiscal year 2010, you will be eligible to receive 35,000 shares of common stock, representing 100% of your target award.  If we exceed that goal and reach operating profit of 120% of the target, you will be eligible to receive 42,000 shares representing 120% of your target award.  We will interpolate for share amounts between performance levels.

If the goal is met on January 31, 2010, you will receive the stock on the 3rd anniversary of the grant date or on June 18, 2012 provided you are employed with the Company (or one of its subsidiaries) on the date the stock is distributed.  Awards will be paid in shares of stock, net of required tax withholding.

Attached is a more detailed description of stock incentive plan.  Please keep in mind that the performance goals under this program are confidential.  If you have any questions, feel free to call me.